                                                                   EXHIBIT 12.1

                CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)

(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                           1ST Q              YEAR ENDED DECEMBER 31
                          -------- --------------------------------------------
                            1997     1996     1995     1994     1993     1992
                          -------- -------- -------- -------- -------- --------
Fixed charges............ $146,518 $598,312 $584,137 $474,844 $491,076 $415,433
Preferred stock divi-
 dends...................    7,198   36,356   39,334   38,876   38,592    4,707
                          -------- -------- -------- -------- -------- --------
Combined fixed charges
 and preferred stock
 dividends...............  153,716  634,668  623,471  513,720  529,668  420,140
Net income...............   37,388  127,228   77,359   85,579   94,256   53,191
                          -------- -------- -------- -------- -------- --------
 Total................... $191,104 $761,896 $700,830 $599,299 $623,924 $473,331
                          ======== ======== ======== ======== ======== ========
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends...............   1.24:1   1.20:1   1.12:1   1.17:1   1.18:1   1.13:1
                          ======== ======== ======== ======== ======== ========

(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                           1ST Q              YEAR ENDED DECEMBER 31
                          -------- --------------------------------------------
                            1997     1996     1995     1994     1993     1992
                          -------- -------- -------- -------- -------- --------
Fixed charges............ $ 76,019 $283,974 $223,751 $139,188 $ 80,923 $ 62,077
Preferred stock divi-
 dends...................    7,198   36,356   39,334   38,876   38,592    4,707
                          -------- -------- -------- -------- -------- --------
Combined fixed charges
 and preferred stock
 dividends...............   83,217  320,330  263,085  178,064  119,515   66,784
Net income...............   37,388  127,228   77,359   85,579   94,256   53,191
                          -------- -------- -------- -------- -------- --------
 Total................... $120,605 $447,558 $340,444 $263,643 $213,771 $119,975
                          ======== ======== ======== ======== ======== ========
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends..............   1.45:1   1.40:1   1.29:1   1.48:1   1.79:1   1.80:1
                          ======== ======== ======== ======== ======== ========